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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement of Quaker State Corporation on Form S-8 for the registration of 112,978 shares of Capital Stock which may be issued under its 1994 Incentive Stock Plan, and in the Section 10(a) prospectus used in connection therewith, of our reports dated January 30, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Quaker State Corporation and subsidiaries as of December 31, 1995 and 1994, and for the three years ended December 31, 1995, which reports are included in the Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Experts" in both the Form S-8 and the Section 10(a) prospectus.


/s/ Coopers & Lybrand L.L.P.


Dallas, Texas
November 14,1996